Exhibit 107

Calculation of Filing Fee Tables

FORM S-11

(Form Type)

Generation Income Properties, Inc.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, par value $0.01 per share	457(c)	3,000,000(1)	$4.00(2)	$12,000,000	0.0001102	$1,322.40

	Total Offering Amounts					$12,000,000		$1,322.40

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$1,322.40

(1)

This Registration Statement relates to shares of our common stock, par value $0.01 per share, which will be (1) distributed by Modiv Operating Partnership, L.P., a Delaware limited partnership (“Modiv OP”) to the holders of Class C units of Modiv OP, including Modiv Inc., now known as Modiv Industrial, Inc. (“Modiv”), and the subsequent distribution by Modiv to the holders of its common stock and (2) offered by the selling shareholder named herein. The amount of our shares of common stock to be registered represents the maximum number of shares of our common stock that will be distributed as described above and offered by the selling shareholder named herein.

(2)

The proposed maximum offering price per share is estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s common stock quoted on The Nasdaq Capital Market on September 25, 2023.